FOR IMMEDIATE RELEASE             Contact Information
Josh Klaetsch
Phone: (952) 401-6600
Email: IR@centerspacehomes.com

CENTERSPACE ANNOUNCES CHANGE TO BOARD OF TRUSTEES

MINNEAPOLIS, MN, March 13, 2025 – Centerspace (NYSE: CSR) announced today that Jeff Caira, a member of the Company’s Board of Trustees, will retire as a trustee, chair of the Nominating and Governance Committee and member of the Audit Committee effective upon the expiration of his annual term at the conclusion of the 2025 Annual Meeting of Shareholders to be held on May 14, 2025.

“Jeff has provided consistent and invaluable leadership to the Company since his appointment in 2015,” commented Board Chair John Schissel, “We greatly appreciate his contributions, and his guidance of Company’s transition to pure-play multifamily has set the stage for excellence in operations and continued growth of the platform.”

President and Chief Executive Officer Anne Olson said, “During his tenure, Jeff served as Board Chair, Chair of the Nominating and Governance Committee, and a member of the Audit Committee. His unwavering commitment to improvement has made our management team, Board and Company better.”

Centerspace has refreshed its Board of Trustees by adding a new member in January 2024 and a second new member in July 2024, and through the retirement of a Trustee in May 2024.

Forward Looking Statements
Certain statements in this presentation are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from expected results. These statements may be identified by our use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such risks, uncertainties, and other factors include, but are not limited to, changes in general and local economic and real estate market conditions, rental conditions in our markets, fluctuations in interest rates, the effect of government regulations, the availability and cost of capital and other financing risks, risks associated with our value-add and redevelopment opportunities, the failure of our property acquisition and disposition activities to achieve expected results, competition in our markets, our ability to attract and retain skilled personnel, our ability to maintain our tax status as a real estate investment trust (REIT), and those risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” contained in our Form 10-K for the period ended December 31, 2024. We assume no obligation to update or supplement forward-looking statements that become untrue due to subsequent events.

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, the company currently owns 71 apartment communities consisting of 13,012 homes located in Colorado, Minnesota, Montana, Nebraska, North

Dakota, and South Dakota. Centerspace was named a top workplace for the fifth consecutive year in 2024 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

If you would like more information about this topic, please contact Josh Klaetsch, Director of Investor Relations, at (952) 401-6600, or IR@centerspacehomes.com.